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                                Exhibit 12


                             Abbott Laboratories

              Computation of Ratio of Earnings to Fixed Charges

                                 (Unaudited)

                      (DOLLARS IN MILLIONS EXCEPT RATIOS)



                                                               Six Months Ended
                                                                June 30, 2003
                                                               ----------------
Net Earnings                                                         $1,048
Add (deduct):
  Taxes on earnings                                                     424
  Capitalized interest cost, net of amortization                          5
  Minority interest                                                       3
                                                                    -------

Net Earnings as adjusted                                             $1,480
                                                                    -------

Fixed Charges:
  Interest on long-term and short-term debt                              96
  Capitalized interest cost                                               3
  Rental expense representative of an interest factor                    32
                                                                    -------

Total Fixed Charges                                                     131
                                                                    -------

Total adjusted earnings available for payment of fixed charges       $1,611
                                                                    =======

Ratio of earnings to fixed charges                                     12.3
                                                                    =======

NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) Abbott considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.